Exhibit 99.1

MEDIA CONTACT Jennifer Donahue 650-346-1153 cell Jennifer.Donahue@Teradata.com

Teradata Board of Directors Adds Oliver Ratzesberger,

Bringing Additional Industry Insight and Innovation

SAN DIEGO (Nov. 19, 2018) – Teradata (NYSE: TDC), the industry’s only pervasive data intelligence company, today announced the election of Oliver Ratzesberger to its board of directors, effective Nov. 19, 2018. The new appointment expands the board from 11 to 12 directors and adds Ratzesberger’s extensive background in analytics, big data and software development.

Ratzesberger has served as Teradata’s Chief Operating Officer since Feb. 5, 2018, where he has responsibility for Teradata’s global operations and leads the company’s strategies for go-to-market, products and services. He joined Teradata in 2013 and previously served as the company’s Executive Vice President and Chief Product Officer, where he led Teradata’s research and development organization. Prior to Teradata, Ratzesberger worked for both Fortune 500 and early-stage companies, holding positions of increasing responsibility in software development and IT, including leading the expansion of analytics at eBay.

“In recognition of the significant impact Oliver has made to Teradata as COO, we welcome him to the board to further strengthen our expertise in sales, product, services and operational functions,” said James Ringler, Chairman, Teradata Corporation. “Oliver also brings a forward-looking perspective on the state of the industry and deep insight into the future of big data and analytics.”

Mr. Ratzesberger joins the Teradata board as a Class I director. He earned his engineering degree in electronics and telecommunications from HTL Steyr in Austria and is a graduate of Harvard Business School’s Advanced Management Program. He lives in San Diego with his wife and two daughters.

“Oliver is an industry visionary and proven leader who has charted a course for Teradata Vantage, our world-class analytics platform, and driven our overarching vision for delivering a new category of pervasive data intelligence that uncovers answers for the largest companies in the world,” said Victor Lund, President and Chief Executive Officer of Teradata Corporation. “We are pleased to welcome him to the board as we continue to uncover powerful insights for our customers around the world.”

Relevant Links

•	To view biographies for Teradata’s Board of Directors, click here

•	To view more news from Teradata, click here

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